FORM: NBAP
                                                         Trading Cards/Stickers

LICENSEE: MARVEL ENTERTAINMENT GROUP, INC. RETAIL PRODUCT LICENSE AGREEMENT
ADDRESS:  Executive Plaza, Suite 300
          1120 Route 73
          Mt. Laurel, NJ 08054

THIS RETAIL PRODUCT LICENSE AGREEMENT is entered into by NBA Properties, Inc. ("NBAP"), with its principal office at 645 Fifth Avenue, New York, New York 10022, and Marvel Entertainment Group, Inc. ("Marvel") on behalf of its wholly-owned subsidiaries Fleer Corporation ("Fleer"), SkyBox International, Inc. ("SkyBox") and Panini S.r.l. ("Panini") (collectively and individually, "LICENSEE"), with regard to the commercial use by each LICENSEE of the names, logos, symbols, emblems, designs and uniforms and all identifications, labels, insignia or indicia thereof (the "Marks") of the National Basketball Association (the "NBA") and its Member Teams (collectively, the "NBA Marks") in combination with the names, nicknames, photographs, portraits, likenesses, signatures or other identifiable features of all current NBA players ("Player Attributes"). On the terms of this Agreement and subject to the attached NBAP Standard Terms and Conditions, NBAP hereby grants to LICENSEE, and LICENSEE hereby accepts, the non-exclusive (except as otherwise expressly provided in this Agreement) right and license to use under the Fleer, SkyBox and Panini brands the Marks of the Member Teams, the silhouetted dribbler logo (the "NBA Logo"), the Marks of the NBA, NBA AllStar Weekend and NBA Playoffs and Finals (collectively, the "Licensed Marks") in combination with the names, nicknames, photographs, portraits, likenesses, signatures, NBA statistics and biographical information (and such additional Player Attributes as NBAP may specifically approve on a case-by-case basis from time-to-time) of all current (at the time of such use) NBA players (the "Licensed Attributes"), solely in connection with the manufacture, distribution, advertisement, promotion and sale of the trading card and sticker products described in Paragraph A below ("Licensed Products"). No license or right is granted for the use of the Licensed Marks for any purpose other than on the Licensed Products and in the distribution, advertisement, promotion and sale of the Licensed Products in accordance with this Agreement

A.       LICENSED PRODUCTS:
         (1)(i) For the 1st "Contract Year" (as defined in Paragraph 1 of the attached NBAP Standard Terms and Conditions), Fleer and SkyBox may each produce up to four (4) product lines of "standard size" (as defined in Paragraph 1 of the attached NBAP Standard Terms and Conditions) ink-on-paper trading cards in mutually determined quantities and to be marketed by each company respectively under the Fleer brand names "Fleer," "Ultra," and two other Fleer brand names "TBD" by mutual agreement, and under the SkyBox brand names "SkyBox," "NBA HOOPS," and two other SkyBox brand names "TBD" by mutual agreement. (ii) For the 2nd, 3rd and 4th Contract Years respectively such number and types of lines as LICENSEE and NBAP shall mutually determine for each brand based on prevailing market conditions taking into account LICENSEE's minimum guarantees hereunder, but in no event shall the number of lines in the 2nd, 3rd and 4th Contract Years be fewer than in the 1st Contract Year.

         The Licensed Products may only be packaged and sold in the following configurations: wax/foil packs; poly-wrapped; stringer packs; blister packs; and complete boxed sets, or such other configurations as are consistent with the type of Licensed Products sold by LICENSEE. LICENSEE may make up to two (2) "releases" (as defined in Paragraph 1 of the attached NBAP Standard Terms and Conditions) of each product line each Contract Year, except that it shall only make one release, per Contract Year, of the line designated by LICENSEE (and approved by NBAP) as its "niche" or "specialty" product line. For each Contract Year, at least one line under each of the Fleer and SkyBox brands shall be a nonpremium brand consisting of a basic card pack of at least six (6) cards.

         (2)      3-ring card collector's albums.








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         (3)      Approximately 3-1/2" x 2-1/2" paper/holographic foil player photo and team logo sticker collectibles to be marketed under the brand name Panini.

         (4) 8-1/2" x 10-1/2" sticker album containing all NBA Member Teams and selected individual and season statistics.

         B.       TERM:  August 1, 1995 to July 31, 1999 (the "Term").

C. TERRITORY: Licensed Products may only be distributed in the countries within the geographical regions as defined below (collectively, the "Territory"). Notwithstanding the foregoing, Fleer, SkyBox and Panini shall only be authorized to sell product in regions for which NBAP has specifically assigned the brand a minimum payment guarantee under Paragraph E below.

     o The "North America" region shall mean the United States, Puerto Rico and Canada.

     o The "Europe" region shall mean Armenia, Austria, Azerbaijan, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Holland, Hungary, Iceland, Italy, Kazakhastan, Kirghizia, Lettonia, Lithuania, Republic of Moldova, Norway, Poland, Portugal, Romania, Russia, Slovak Republic, Slovenia, Spain, Sweden, Switzerland, Tajikstan, Turkmenistan, Ukraine, United Kingdom and Uzbekistan.

     o The "Latin America" region shall mean Argentina, Brazil, Chile, Colombia, Costa Rica, Mexico, Peru, Uruguay and Venezuela.

     o The "Asia" region shall mean China, Hong Kong, India, Indonesia, Japan, Korea, the Philippines, Taiwan and Thailand.

     o    The "Australia/NZ" region shall mean Australia and New Zealand.

     o The "Africa" region shall mean Egypt, Israel, Lebanon, Morocco, Saudi Arabia, South Africa, Tunisia, and Turkey.

D. ROYALTY RATES: LICENSEE shall pay monthly to NBAP a royalty equal to the percentage of "Net Sales" (as defined in Paragraph 1 of the attached NBAP Standard Terms and Conditions) with respect to sales made in each of the regions set forth above as follows:

     (1) Trading card royalty rates shall be as follows:


lst Contract Year                    2nd Contract Year         3rd Contract Year         4th Contract Year
-----------------                    -----------------         -----------------         ------------------
NORTH AMERICA
  Fleer Brands                       [CONFIDENTIAL TREATMENT REQUESTED]
  HOOPS
  SkyBox Brands
  Collector Albums

ALL OTHER REGIONS
  Fleer Brands                       [CONFIDENTIAL TREATMENT REQUESTED]
  SkyBox Brands
  Collector Albums

     (2) Stickers and sticker album royalty rates shall be as follows:



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

lst Contract Year                    2nd Contract Year         3rd Contract Year         4th Contract Year
-----------------                    -----------------         -----------------         ------------------
NORTH AMERICA                        [CONFIDENTIAL TREATMENT REQUESTED]
ALL OTHER REGIONS



E. MINIMUM GUARANTEES: LICENSEE guarantees that its aggregate annual royalty payments to NBAP with respect to sales made in each of the regions or individual countries set forth above as follows:

         (1)      Trading card minimum royalties shall be as follows:



lst Contract Year                    2nd Contract Year         3rd Contract Year         4th Contract Year
-----------------                    -----------------         -----------------         ------------------
NORTH AMERICA
  Fleer Brands                       [CONFIDENTIAL TREATMENT REQUESTED]
  SkyBox Brands
EUROPE
  Fleer
ASIA
  Fleer
AUSTRALIA/NZ
  Fleer Brands
  SkyBox Brands
LATIN AMERICA
  Fleer
AFRICA
  Fleer

     (2) Sticker minimum royalties shall be as follows:


lst Contract Year                    2nd Contract Year         3rd Contract Year         4th Contract Year
-----------------                    -----------------         -----------------         ------------------
NORTH AMERICA                        [CONFIDENTIAL TREATMENT REQUESTED]
LATIN AMERICA
EUROPE
ASIA
AUSTRALIA/NZ
AFRICA

F. MEDIA & EVENT SUPPORT ("MEDIA SUPPORT"): Each Contract Year during the Term, Fleer, SkyBox and Panini respectively shall spend the amounts indicated below on NBA media and events:

     (1) On Media Support in North America, (y) Fleer shall expend on NBA-controlled media and events, as are set forth on Schedule A hereto, an amount equal to [CONFIDENTIAL TREATMENT REQUESTED], which amount shall not be less than the following per Contract Year:
          [CONFIDENTIAL TREATMENT REQUESTED] the 3rd Contract Year, and [CONFIDENTIAL TREATMENT REQUESTED] the 4th Contract Year (however, once LICENSEE has expended the foregoing minimum amount, or firmly committed to spend such amount, for the applicable Contract Year, for the balance of the Contract Year the rate shall be reduced to [CONFIDENTIAL TREATMENT REQUESTED] and (z) SkyBox shall expend an amount equal to [CONFIDENTIAL TREATMENT REQUESTED], which amount shall not be less than the


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          following per Contract Year: [CONFIDENTIAL TREATMENT REQUESTED] the
          1st Contract Year, [CONFIDENTIAL TREATMENT REQUESTED] the 2nd Contract Year, [CONFIDENTIAL TREATMENT REQUESTED] the 3rd Contract Year, and [CONFIDENTIAL TREATMENT REQUESTED] the 4th Contract Year.

     (2) On Media Support outside of North America, (y) Fleer shall expend on NBA-controlled media and events (by way of example, but not limited to, McDonald's Championship, Jam Session, preseason games, etc.), as mutually determined, an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] which amount shall not be less than [CONFIDENTIAL TREATMENT REQUESTED], and (z) Panini shall expend an amount equal to [seven percent (7%) of its Net Sales (attributable to international sales)]* which amount shall not be less than [CONFIDENTIAL TREATMENT REQUESTED] per Contract Year, in addition, for each Contract Year Fleer and SkyBox shall each allocate [CONFIDENTIAL TREATMENT REQUESTED] to a NBAP- controlled advertising and promotion ("A&P") fund to be used by NBAP for promotional activities in Australia/NZ.

G. A&P GROUP FUND PAYMENTS: In addition to all other amounts payable to NBAP under this Agreement, (x) Fleer shall contribute monthly into NBAP's consumer products advertising and promotion fund (the "Group Fund"), together with its monthly payments of royalties under Paragraph 3 of the attached NBAP Standard Terms and Conditions, an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] which amount shall not be less than the following per Contract Year: [CONFIDENTIAL TREATMENT REQUESTED] the lst Contract Year, [CONFIDENTIAL TREATMENT REQUESTED] the 2nd Contract Year, [CONFIDENTIAL TREATMENT REQUESTED] the 3rd Contract Year, and [CONFIDENTIAL TREATMENT REQUESTED] the 4th Contract Year, (y) SkyBox shall contribute monthly into the Group Fund, together with its monthly payments of royalties under Paragraph 3, an amount equal to [CONFIDENTIAL TREATMENT REQUESTED], which amount shall not be less than the following per Contract Year, [CONFIDENTIAL TREATMENT REQUESTED] the 1st Contract Year, [CONFIDENTIAL TREATMENT REQUESTED] the 2nd Contract Year; [CONFIDENTIAL TREATMENT REQUESTED] the 3rd Contract Year; and [CONFIDENTIAL TREATMENT REQUESTED] for the 4th Contract Year and (z) Panini shall contribute monthly into the Group Fund, together with its monthly payments of royalties under Paragraph 3, an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] which amount shall not be less than [CONFIDENTIAL TREATMENT REQUESTED] per Contract Year. Such amount shall be spent by NBAP in its sole discretion on NBAP advertising and promotion activities for NBAP licensed products sold at retail. NBAP shall give LICENSEE a written report within sixty (60) days after each Contract Year setting forth how funds collected from LICENSEE, and other NBAP licensees under similar provisions in other license agreements, were spent by NBAP. In addition to the foregoing A&P obligations, Fleer, SkyBox and Panini shall each exhibit, at its sole cost and expense, a fair and representative selection of Licensed Products at the National Sports Collectors Convention and every other trade show where each company exhibits licensed products.

H. SELLING PRACTICES: LICENSEE acknowledges NBAP's legitimate and reasonable interest in protecting the value of the NBA Marks and maximizing the effectiveness of its advertising, promotion and distribution efforts by segmenting the classes of trade into which its licensees sell NBAP-licensed products. Therefore, LICENSEE shall only sell Licensed Products to a buyer that, to its best knowledge, (i) purchases Licensed Products from LICENSEE solely for sale directly to the consumer and operates a retail establishment that supports the high quality and image of NBA officially licensed products with appropriate merchandising displays, promotion and/or customer service, or (ii) distributes to retailers that support the high quality and image of NBA officially licensed products with appropriate merchandising displays, promotion and/or customer service. LICENSEE acknowledges that a failure to comply with the selling practices set forth in this Paragraph shall cause significant harm to NBAP's efforts to effectively and efficiently distribute NBAP-licensed products.


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





AGREED TO AND ACCEPTED, subject                  AGREED TO AND ACCEPTED:
to and incorporating the attached NBAP           NBA PROPERTIES, INC.
Standard Terms and Conditions which
the undersigned has read:                        By: /s/ Harvey Benjamin
MARVEL ENTERTAINMENT GROUP, INC.                     -----------------------
                                                     Harvey E. Benjamin
                                                     Sr. Vice President,
                                                     Business Affairs
By:
   ---------------------------------
Title:                                           Dated:
      ------------------------------                   ----------------------


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                       NBAP STANDARD TERMS AND CONDITIONS


1.   ADDITIONAL DEFINITIONS
     For the purposes of this Agreement:

     (a) "Contract Year" shall mean a twelve (12) month accounting period commencing August 1 and concluding July 31. The first Contract Year shall commence August 1, 1995.

     (b) "Counterfeit Goods" shall mean and include: (i) goods that bear any NBA Mark that has been reproduced and/or affixed without authorization from NBAP; (ii) goods that bear any NBA Mark produced by any source in excess of an amount ordered by an NBAP licensee; and
          (iii) goods that bear any NBA Mark that have been rejected by NBAP or an NBAP licensee and nevertheless enter the stream of commerce.

     (c) "Diverted Goods" shall mean and include any goods produced by someone acting on behalf of an NBAP licensee, which goods are not delivered by the producer to such licensee or to a person designated by such licensee to receive such goods.

     (d) "NBA Photo" means any photograph of a current NBA player taken by any party during an NBA game, competition, event or NBA-coordinated activity (e.g., Pre-Draft Camps, Rookie Orientation, player appearances etc.), or in which such a player is pictured in his NBA team or League-issued uniform or practice wear, or NBA-identified merchandise or setting.

     (e) "Net Sales" shall mean the amount of the [CONFIDENTIAL TREATMENT REQUESTED] under this Agreement, after [CONFIDENTIAL TREATMENT REQUESTED]. In computing Net Sales, [CONFIDENTIAL TREATMENT REQUESTED] Net Sales resulting from sales to any party directly or indirectly related to or affiliated with LICENSEE (a "Related Transaction") shall be computed based on regular selling prices to unaffiliated parties in the same class of trade as the affiliated party. If a purchaser from LICENSEE purchases FOB the manufacturing source or participates in other arrangements which result in such purchaser paying less for the Licensed Products than LICENSEE's regular selling prices to the trade, Net Sales with respect to any such transaction shall be computed based on the regular selling prices to the trade.

     (f) "Parallel Goods" shall mean and include Licensed Products transferred outside of the Territory or brought into the Territory in violation of this Agreement.

     (g) "Premium" shall mean anything given free or sold at substantially less than its usual selling price (but does not include sales made pursuant to periodic price reductions resulting from "specials," "sales," or volume pricing discounts) for the purpose of increasing the sale of, or publicizing, any product or service, or other giveaway or promotional purpose. Other giveaway or promotional purposes include, but are not limited to, self-liquidating offers, uses of Licensed Products as sales force or trade incentives and sales of Licensed Products through distribution schemes involving earned discounts or "bonus" points based on the consumer's use of the offeror's product or service.

     (h)  "Release" means the shipment of a series.

     (i) "Set" means all the cards issued in a series of a particular product line.

     (j) "Standard Size" means a card size of 2-1/2" x 3-1/2" except that the standard size "Jam Session" card shall be 2-1/2" x 4-11/16".

2.   TEAM REPRESENTATION; LIMITATIONS ON LICENSE

     (a) Unless otherwise approved in writing by NBAP, each NBA Set must include individual cards of a minimum of six (6) players from each Member Team and utilize the respective team's full logo on a mutually agreeable location on the card. All designs of the Licensed Products using the Licensed Marks, including any packages, containers or tags, shall be subject to NBAP's prior written approval and shall be used solely in furtherance of this Agreement, and such designs will not be used in any other respect by LICENSEE nor will LICENSEE authorize any third party to use such designs. Notwithstanding the foregoing, NBAP acknowledges that LICENSEE may hold


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          other licenses pursuant to which LICENSEE manufactures, distributes or sells products similar in design to the Licensed Products and nothing in this Agreement is intended to prohibit LICENSEE's manufacture, distribution or sale of such products not bearing or relating to the Licensed Marks.

     (b) LICENSEE acknowledges that nothing contained herein shall be construed as granting to any photographer engaged by LICENSEE the right to enter any NBA arena for the purpose of photographing game action, it being understood that NBAP does not control arena access. Upon LICENSEE's request, NBAP shall provide LICENSEE with reasonable amounts of NBA Photos for use by LICENSEE in the production of the Licensed Products; such NBA Photos to be provided to LICENSEE at NBAP's prevailing search and edit charges for NBAP licensees.

3.       STATEMENTS AND PAYMENTS; REPORTING

     (a) Statement and Payments: By the fifteenth (15th) day following the end of each month, LICENSEE shall wire transfer to NBAP the "Monthly Minimum Payment" (as defined below), and within fifteen (15) days (i.e., by the 30th day following the end of each month) of each such payment, Fleer, SkyBox and Panini shall each furnish (on forms provided by or approved by NBAP) full and accurate statements (on a country-by-country and brand basis), certified by an officer of each respective company, showing all information relating to the calculation of Net Sales for the preceding month. Simultaneously with the submission of such statement, each company shall wire transfer to NBAP the overage, if any, with respect to the Monthly Minimum Payment made and the actual earned royalty and A&P contribution required under Paragraphs F and G for the preceding month. The minimum amount of each monthly royalty payment with respect to each region shall be the amount which, when added to payments of royalties previously made for the Contract Year with respect to such region, shall be equal to one-twelfth (8.34%) of the Minimum Guarantee for such region for such Contract Year required under Paragraph E above, multiplied by the number of calendar months then elapsed. The minimum amount of each monthly advertising and promotion payment shall be the amount which, when added to the advertising and promotion payments previously made for the Contract Year, shall be equal to one-twelfth (8.34%) of the A&P contribution for such Contract Year required under Paragraphs F and G above, multiplied by the number of calendar months then elapsed (the minimum payments under this sentence and the preceding sentence collectively referred to as the "Monthly Minimum Payment"). Aggregate royalties and any advertising and promotion payments paid each Contract Year may exceed the Minimum Guarantee and the A&P contribution for such Contract Year. Such monthly statements shall be furnished and the required payments made by LICENSEE whether or not there are any Net Sales for that month. LICENSEE shall not deduct or withhold any amounts by reason of any tax (including any taxes imposed on NBAP); any applicable tax on the distribution and sale of the Licensed Products shall be borne, and paid directly, by LICENSEE. In order to avoid the imposition of foreign withholding taxes on NBAP, all payments shall be in U.S. dollars, from a U.S. source approved by NBAP. All computations and payments shall be in U.S dollars, at the spot rate for the local currency as published in the Wall Street Journal for the last business day of the preceding month. If LICENSEE shall fail to timely pay any amount due under this Paragraph, LICENSEE shall pay interest on such amount at a rate equal to the lesser of (i) three percent (3%) per annum over the highest prime rate (announced by Chemical Bank, New York branch) prevailing during the period between the date the payment first became due and the date such payment is actually paid or (ii) the highest rate permitted by law during the period between the date the payment first became due and the date such payment is actually paid. The receipt or acceptance by NBAP of any of the statements furnished or royalties paid by LICENSEE (including the cashing of any royalty checks) shall not preclude NBAP from questioning their accuracy, auditing LICENSEE's books and records pursuant to Paragraph 12 or claiming any shortfall in royalty payments, or advertising and promotion payments all during the Term and for a period of two (2) years after the expiration or termination thereof. In order to assist with NBAP's annual budget process, by April 15 of each Contract Year, each LICENSEE company shall deliver a


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          statement detailing its projections for sales of each Licensed
          Product for the following Contract Year, broken down on a quarterly basis. If LICENSEE fails to comply with the reporting and payment requirements contained in this Paragraph, subject to notice and opportunity to cure as provided under Paragraph 13(a) below, NBAP may charge LICENSEE, as liquidated damages, two thousand U.S. dollars (USD 2,000) for each instance of non-compliance with this Paragraph.

     (b) Cross Collateralization: Royalty payments and Media Support may be cross collateralized between companies and territories and across product lines under this Agreement except that, (i) any royalty payment for Licensed Product sold shall only be applied against the Minimum Guarantee for the Contract Year in which such Licensed Product was sold (i.e., any shortfall in, or payment in excess of, the Minimum Guarantee for a Contract Year may not be offset or credited against the Minimum Guarantees for any other Contract Year),
          (ii) annual royalty payments attributable to North American sales cannot be cross collateralized against any shortfall in the Minimum Guarantee(s) for another region (however, payment in excess of aggregate international Minimum Guarantees may be applied against any shortfall in Minimum Guarantees for North America for that same Contract Year), (iii) Media Support cannot be cross collateralized between Contract Years (or against royalty payments), or between Fleer and SkyBox with regard to the Youth Educational Programs, All-Star Jam Session or Jam Session U.S. Tour, and (iv) international Media Support cannot be cross collateralized against North America Media Support. Notwithstanding the foregoing, however, in no event shall aggregate royalties paid by LICENSEE with respect to any Contract Year be less than the aggregate annual minimum royalties for trading cards and stickers combined in the entire Territory as set forth in Paragraph E above.

4. NON-RESTRICTIVE GRANT; RIGHTS RESERVED Nothing in this Agreement shall prevent NBAP from granting any other licenses and rights. All rights not specifically granted in this Agreement are expressly reserved by NBAP. No right of renewal or option to extend is granted or implied and LICENSEE shall have no right to continue manufacturing or selling Licensed Products or to continue holding itself out as a licensee of NBAP after the expiration or termination of this Agreement except as provided in Paragraph 14.

5. PREMIUMS Licensed Products shall not be used as a Premium without the prior written approval of NBAP in each instance and unless specifically authorized pursuant to a separate agreement with NBAP. Nothing in this Agreement shall prohibit LICENSEE from marketing Licensed Products using creative techniques consistent with industry practice, including, but not limited to, periodic "specials," "sales," or volume discount prices, so long as all receipts are accounted for in Net Sales and in accordance with this Agreement.

6. GOODWILL LICENSEE recognizes that (i) a portion of the value of the NBA Marks is attributable to goodwill, (ii) the goodwill attached to the NBA Marks belongs exclusively to NBAP, the NBA and its Member Teams and (iii) that such NBA Marks have secondary meanings in the minds of the public. LICENSEE shall not, during the Term or thereafter, challenge (y) the property rights of the Member Teams, whether severally owned or held in association as the NBA, or NBAP's property rights, in and to NBA Marks, or
     (z) the validity, legality or enforceability of this Agreement.

7.   PROTECTION OF RIGHTS

     (a) Unauthorized Activities: LICENSEE shall promptly notify NBAP in writing of any infringements of the Licensed Marks or the Licensed Products or the sale of any Licensed Products outside the Territory (e.g., unauthorized importation/exportation of goods) which may come to LICENSEE's attention. NBAP shall have the sole right to determine whether or not any action shall be taken on account of any such infringement or unauthorized importation/exportation. LICENSEE agrees


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          not to contact any third party engaging in the aforementioned activities, not to make any demands for claims and not to institute any suit or action on account of such infringement or unauthorized importation/exportation without obtaining the express prior written permission of NBAP in each instance. In the event NBAP grants such permission and LICENSEE institutes such a suit or takes other action, LICENSEE shall bear all direct out-of-pocket costs and expenses of such action and NBAP shall reasonably cooperate with LICENSEE at LICENSEE's expense.

     (b) Assistance in Protecting Marks: LICENSEE shall cooperate to the fullest extent reasonably necessary to assist NBAP in the protection of the rights of NBAP, the NBA and the Member Teams in and to the Licensed Marks. NBAP shall reimburse LICENSEE for any reasonable out-of-pocket costs actually incurred by LICENSEE in providing such cooperation and assistance. LICENSEE shall reasonably cooperate with NBAP in its enforcement efforts, including being named by NBAP as a complainant in any action against an infringer and NBAP shall bear all LICENSEE's direct out-of-pocket costs and expenses of being named a complainant and otherwise cooperating with NBAP in any such action. LICENSEE shall pay to NBAP, and waives all claims to, all damages or other monetary relief recovered in any such NBAP-initiated action by reason of a judgment or settlement (other than for reasonable attorneys' fees and expenses incurred at NBAP's request) whether or not such damages or any part of such damages represent or are intended to represent injury sustained by LICENSEE.

     (c) Ownership of Marks: LICENSEE acknowledges that NBAP and/or the Member Teams are the exclusive owners of the Licensed Marks. Any intellectual property rights in the Licensed Marks that may accrue to LICENSEE shall inure to the benefit of NBAP and shall be assigned to NBAP upon its request. Any copyright, trademark or service mark used or procured by LICENSEE with respect to or involving the Licensed Marks, derivations or adaptations of the Licensed Marks, or any word, symbol or design which is similar to the Licensed Marks so as to suggest association with or sponsorship by the NBA, one of its Member Teams or any of their affiliates, shall be procured for the benefit of and in NBAP's name, at NBAP's expense, notwithstanding their creation by LICENSEE. LICENSEE shall take all necessary steps to secure an assignment to NBAP of the copyright from a creator of work that is not work-for-hire. Any copyright, trademark or service mark affecting or relating to the Licensed Marks already procured or applied for shall be assigned to NBAP. LICENSEE shall supply NBAP with any necessary supporting materials required to obtain copyright or trademark registrations of any copyrights or trademarks required to be assigned to NBAP under this Agreement at NBAP's expense.


     (d) Notices. Labeling and Records. In every instance in which any Licensed Mark is used free- standing in any Licensed Product or promotional materials design (i.e., not appearing as embodied in or on a uniform, equipment, etc.), LICENSEE shall include the notice "TM," "(R)", "(C)", or such other copyright, trademark or service mark notices (including the form, location and content of such notices) as NBAP may from time-to-time designate. In addition, the following general notice (in the English language, and in the language of any foreign country where the Licensed Products will be sold subject to space limitations and the requirements of local law) must be included on the packaging of the Licensed Product:

               "The NBA and individual NBA member team identifications reproduced on this product are trademarks and copyrighted designs, and/or other forms of intellectual property, that are the exclusive property of NBA Properties, Inc. and the respective NBA member teams and may not be used, in whole or in part, without the written consent of NBA Properties, Inc."


          LICENSEE shall: (i) cause all Licensed Products to bear the NBA Logo together with the NBAP(C) notice in such place, and in such prominence, as NBAP may designate from time-to-time, (ii) include on the product box and wrapper the "Official Licensed Product" logo and the NBAP(C) notice in such place, and in prominence, as NBAP may designate from time-to-time, (iii) faithfully comply with and adhere to NBAP's mandatory hologram "Official Licensed Product" identification


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




          system or such system(s) as NBAP may from time-to-time require including, but not limited to, identification devices on individual cards, shipment tracking, identification and anticounterfeiting systems, stickers, and labels that NBAP may establish from time-to-time, (iv) unless approved in writing by NBAP, and with the exception of those Marks of LICENSEE set forth in Paragraph A (1)(i) hereof, not cross-license or otherwise use other licensed properties or other Marks with the Licensed Products or Licensed Marks, and (v) keep appropriate records, and advise NBAP upon its request, of the date when each of the Licensed Products is first placed on sale or sold in each country of the Territory and the date of first use in each country of each different Licensed Mark on the Licensed Products and any promotional or packaging materials.

     (e) Recordation and Registered User Applications: With respect to those countries in which one or more LICENSEEs may distribute and which require applications to register the distributing LICENSEE as a permitted or registered user of the Licensed Marks, or which require the recordation of this Agreement, such LICENSEE shall execute and deliver to NBAP such applications, agreements or other documents as may be necessary. In such event, this Agreement rather than such agreements will govern any disputes between LICENSEE and NBAP, and when this Agreement expires or is terminated, any such other agreement shall also be deemed expired or terminated.

     (f) Licensee Trade Names and Trademarks: Fleer, SkyBox and Panini shall each permanently affix labeling on its respective Licensed Product or its packaging, indicating its name, trade name and address so that the public can identify the supplier of the Licensed Product. Prior to any distribution or sale of any Licensed Products, each company shall advise NBAP in writing of its trade names or trademarks used on Licensed Products and the proposed placement of such trade names and trademarks on the Licensed Products. NBAP has preapproved the trademarks and trade names of LICENSEE set forth in Paragraph A hereof. Each company shall only sell Licensed Products under mutually agreed upon trade names or trademarks and with approved copyrighted designs, shall not incorporate the Licensed Marks into its corporate or business name or trademark in any manner whatsoever and shall place its trade names and trademarks on Licensed Products only as approved by NBAP. NBAP acknowledges that it shall acquire no rights in any LICENSEE trade names or trademarks used hereunder. If requested by NBAP, each company shall supply NBAP, in advance of shipping any Licensed Products, with at least twelve (12) copies of each type of its stickers, product labels and other markings of origin for use in identifying and authenticating Licensed Products in the marketplace. LICENSEE shall not use, whether during or after the Term, any Marks: (i) in connection with the Licensed Marks without NBAP's authorization, (ii) confusingly-similar to the Licensed Marks, or (iii) intended to relate or refer to the Licensed Marks, the Member Teams or events involving Member Teams.

8.   INDEMNIFICATIONS

     (a) LICENSEE shall be solely responsible for, and shall defend, hold harmless and indemnify NBAP, NBA Entertainment, Inc. ("NBAE"), the NBA and its Member Teams and their respective affiliates, owners, directors, governors, officers, employees and agents (collectively "NBA Parties") against, any claims, demands, causes of action or damages, including attorneys' fees (collectively, "Claims"), arising out of: (i) any act or omission of LICENSEE, (ii) any breach of this Agreement by LICENSEE, (iii) any defect (whether obvious or hidden and whether or not present in any sample approved by NBAP) in a Licensed Product or any packaging or other materials (including advertising materials), or arising from personal injury or any infringement of any rights of any other person or entity by the manufacture, sale, possession or use of Licensed Products or their failure to comply with applicable laws, regulations and standards or
          (iv) any claim that the use of any design or other graphic component of any Licensed Product (other than the Licensed Marks, Licensed Attributes, NBA Photos or other material supplied to LICENSEE by
          NBAP) violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress) of a third party, provided LICENSEE is given prompt written notice of and shall have the option to undertake and conduct the defense of any such Claim. In any instance


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




          to which the foregoing indemnities pertain, NBAP shall cooperate fully with and assist LICENSEE in all respects in connection with any such defense. LICENSEE shall reimburse NBAP for all reasonable out-of-pocket costs actually incurred by NBAP in connection with such cooperation and assistance. In any instance to which such indemnities pertain, LICENSEE shall not enter into a settlement of such Claim or admit liability or fault without NBAP's prior written approval. LICENSEE shall obtain and maintain product liability insurance providing protection for the NBA Parties against any Claims arising out of any alleged defects in the Licensed Products or any use of the Licensed Products, in the amount of one million dollars ($1,000,000) (including the amount of the deductible). Such insurance shall be carried by an insurer with a rating by A.M. Best & Co. of A-7 or other rating satisfactory to NBAP. Such insurance policy shall also provide that NBAP receive written notice within thirty (30) days prior to the effective date of the cancellation, non-renewal or any material change in coverage. In the event that LICENSEE fails to deliver to NBAP a certificate of such insurance evidencing satisfactory coverage prior to NBAP's execution of this Agreement, NBAP shall have the right to terminate this Agreement at any time. Such insurance obligations shall not limit LICENSEE's indemnity obligations, except to the extent that LICENSEE's insurance company actually pays NBAP amounts which LICENSEE would otherwise be obligated to pay NBAP.

     (b) NBAP shall be solely responsible for, and shall defend, hold harmless and indemnify LICENSEE, its directors, officers, employees and agents against any Claims arising out of: (i) a claim that the use, as authorized by this Agreement, of the Licensed Marks, Licensed Attributes, NBA Photos or other material supplied to LICENSEE by NBAP (collectively, "Licensed Materials") violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress) of a third party in or to the Licensed Marks, (ii) a claim that the use, as authorized by this Agreement, of the Licensed Attributes, NBA Photos or other material supplied to LICENSEE by NBAP on Licensed Products, or in advertising or promotional materials, as specifically approved by NBAP violates or infringes upon the right of privacy or right of publicity of, or libels or defames, any NBA player or (iii) any breach of this Agreement by NBAP, provided NBAP is given prompt written notice of and shall have the option to undertake and conduct the defense of any such Claim. In any instance to which the foregoing indemnities pertain, LICENSEE shall cooperate fully with and assist NBAP in all respects in connection with any such defense. NBAP shall reimburse LICENSEE for all reasonable out-of-pocket expenses actually incurred by LICENSEE in connection with such cooperation and assistance. In any instance to which such indemnities pertain, NBAP shall not enter into a settlement of such Claim or admit liability or fault without LICENSEE's prior written approval. NBAP shall have the right, within seventy (70) days of LICENSEE's commencement of production of Licensed Products bearing such marks, to advise LICENSEE that one or more Marks of a Member Team (other than the team's name or logo) are not covered by this Paragraph 8(b), whereupon any continued use of said Mark by LICENSEE shall be at LICENSEE's sole risk. If as a consequence of NBAP's breach of this Agreement or a Claim (for which it is entitled to indemnification by NBAP under this Paragraph) LICENSEE is restrained from use of any Licensed Materials and such restraint has had a material adverse effect on LICENSEE's Licensed Product sales, NBAP and LICENSEE shall in good faith confer with respect to an equitable adjustment to LICENSEE's obligations under this Agreement. If NBAP and LICENSEE are unable to agree on the equitable adjustment, then the parties shall proceed in accordance with the process set forth in sub-paragraph 23(a) below.

9.   QUALITY; APPROVALS; SAMPLES

     LICENSEE shall cause the Licensed Products to meet and conform to high standards of style, quality and appearance, consistent with their price point. In order to assure NBAP that it is meeting such standards and other provisions of this Agreement, LICENSEE shall comply with the following:

     (a) Pre-Production: Before commercial production and distribution of any Licensed Product, each LICENSEE shall submit to NBAP all its proposed set/subset themes, composition, package configurations, card designs, card copy, statistical information, photographs, composite matchprints, packaging and displays. LICENSEE acknowledges that NBA Photos not obtained directly through NBAP's photo services shall not be approved for use on Licensed Product or in NBA-identified promotional materials. All submissions under this Paragraph shall be accompanied by forms supplied by NBAP, using one (1) form for each submission and filling in all necessary information, and all NBA Photos submitted for approval must include the photograph identification number (e.g., 95 NSBB 12345) assigned to each photograph by NBAP's photo services. NBAP shall approve or disapprove in writing all submissions, in its good faith exercise of sole discretion, before the LICENSEE shall be entitled to distribute, advertise, use, produce commercial quantities of or sell any item relating to any such submission. Any article actually submitted and not disapproved in writing within thirty (30) days after receipt by NBAP shall be deemed approved. In the event of a disapproval, NBAP shall set forth its reasons with enough specificity that LICENSEE shall be able to remedy the defect, if curable. Approval of an article by one company which uses particular artwork does not imply approval of such artwork with a different article, by another company or of such article with different artwork. LICENSEE acknowledges that NBAP's approval of an article does not imply approval of any non-NBA controlled elements contained in any article. After a sample of an article has been approved, it shall not be materially changed without resubmission of the modified article for NBAP's written approval.

     (b) Production Samples: Before selling or distributing any Licensed Product, each company shall furnish NBAP with, at no charge, for its files two (2) sample complete sets from the first production run of each product line. If such samples do not conform in all material respects to the Licensed Product as approved or if the quality of such sample does not meet the requirements of this Paragraph 9, NBAP shall notify the LICENSEE and such article shall not be considered a Licensed Product, be deemed unapproved and all such articles shall be promptly destroyed unless such articles may be remedied to NBAP's satisfaction. Each card LICENSEE shall also furnish NBAP, free of charge and with no right of resale, with: (i) five (5) "base cases" (i.e., a 20-box case with 36 packs of cards per box and 12 cards per pack) of each product line within thirty (30) days of production; twenty (20) complete sets in binders; and (iii) any additional pieces of Licensed Product as may reasonably be required by NBAP to promote the sale of Official Licensed Products (e.g., for NBAP's display room, advertisements, catalogs, mailers, product placement and trade shows) or for comparison with earlier samples. In addition, each LICENSEE shall provide NBAP with any additional pieces of Licensed Product as may be required for the permanent use of the Member Teams; for each card LICENSEE not to exceed two (2) base cases per product line per Member Team. If NBAP wishes to purchase further quantities of any Licensed Products for resale, LICENSEE shall sell such Licensed Products to NBAP at the lowest price LICENSEE charges for similar quantities sold to its preferred customers and LICENSEE shall pay royalties on such sales. If NBAP wishes to purchase mutually acceptable quantities of Licensed Products for give-away purposes and not for resale, LICENSEE shall sell the Licensed Products to NBAP at LICENSEE's direct manufacturing cost for such Licensed Products and LICENSEE shall not be required to pay royalties on such sales to NBAP.

     (c) Rejections and Non-Compliance: All submissions or samples not approved by NBAP shall promptly be destroyed by the LICENSEE except as otherwise provided by NBAP. The LICENSEE shall advise NBAP regarding the time and place of such destruction (in sufficient time to arrange for an NBAP representative to witness such destruction, if NBAP so desires) and such destruction shall be attested to in a certificate signed by one of LICENSEE's officers and submitted to NBAP within fifteen (15) days of the date on which the sample was not approved. In the event of a LICENSEE's unapproved or unauthorized manufacture, distribution, use or sale of any products or materials bearing the Licensed Marks, including promotional materials, or the failure of a LICENSEE to comply with the material provisions of Paragraphs 7(d), 7(f), 9 (after receiving notice and opportunity to cure, if curable, as provided under Paragraph 13(d) below), or 11(c), NBAP shall have the right to: (i) immediately revoke that LICENSEE's rights with respect to any Licensed Product licensed under this Agreement, and/or (ii) at that LICENSEE's expense, confiscate or order the destruction of such unapproved, unauthorized or non-complying


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




          products. In the event NBAP exercises its rights under (i) above, LICENSEE shall pay all royalties, Minimum Guarantees and advertising and promotion amounts due NBAP with respect to the Licensed Product for which rights have been revoked. Such right(s) shall be without prejudice to any other rights NBAP may have under this Agreement or otherwise.

     (d) Testing: Both before and after Licensed Products are put on the market, each LICENSEE shall follow reasonable and proper procedures for testing the Licensed Products for compliance with laws, regulations, standards and procedures, and shall permit NBAP (upon reasonable notice during reasonable business hours and no more than once a year) to inspect its and its authorized manufacturers testing, manufacturing and quality control records, procedures and facilities and to test or sample Licensed Products for compliance with this Paragraph and the other terms and conditions of this Agreement. Licensed Products found by NBAP at any time not to comply with applicable laws, regulations, standards and procedures shall be deemed unapproved, even if previously approved by NBAP, and shall not be shipped unless and until the LICENSEE can demonstrate to NBAP's satisfaction that such Licensed Products have been brought into full compliance.

     (e) Revocation of Approval: In the event that: (i) the quality, appearance or style of any Licensed Product previously approved by NBAP ceases to be acceptable to NBAP, or (ii) there is an event or occurrence relating to any player depicted in a Licensed Product which, in the good faith opinion of NBAP, defames or brings into disrepute, or reflects unfavorably upon NBAP, the NBA or any of its Member Teams, then, in any such event, NBAP shall have the right, in its sole discretion, to withdraw its approval of such Licensed Product. In the event of such a withdrawal pursuant to (i), LICENSEE shall as soon as practicable cease the printing of such Licensed Product and shall have a six (6) month sell-off period and an equitable adjustment to the minimum guarantee for such Licensed Product. In the event of such a withdrawal pursuant to (ii), LICENSEE shall cease the advertising of the Licensed Product and, as soon as practicable, shall cease the printing of such Licensed Product and the parties shall negotiate in good faith for a reasonable sell-off period for such Licensed Product. If, in the good faith judgment of NBAP, the sell-off of such Licensed Product is likely to defame, bring into disrepute, or reflect unfavorably upon NBAP, the NBA, or any of its Member Teams, then LICENSEE shall destroy its remaining inventory of such Licensed Product. In either case, the parties shall also negotiate an equitable adjustment to the minimum guarantee for such Licensed Product. If there are other Licensed Products for which approval has not been withdrawn under this subparagraph, then this Agreement shall remain in full force and effect as to such other Licensed Products. LICENSEE shall notify NBAP in writing of any Licensed Products deleted from its product lines.

10. PROMOTIONAL MATERIAL; LIST GENERATION LICENSEE shall not use the Licensed Marks or Licensed Attributes, or any reproduction of the Licensed Marks or Licensed Attributes in any advertising, promotion or display material or in any other manner whatsoever without prior written approval from NBAP. Each LICENSEE shall furnish to NBAP, free of charge, in a computer readable form or such other format reasonably acceptable to NBAP, the names, addresses, telephone numbers and any other consumer information furnished to, and maintained by, it resulting from participation in any sweepstakes, promotion or direct mail solicitation conducted by it and featuring the Licensed Products or NBA Marks (and which information NBAP shall have the right to use for its marketing and research efforts as it deems appropriate). Under no circumstance will "lotteries," "games of chance" or any other type of promotion which NBAP believes reflects unfavorably upon the NBA or its Member Teams be approved. All copy and material depicting or using the Licensed Marks or Licensed Attributes (including display and promotional material, catalogs and press releases) shall be submitted for approval well in advance of production (but in no event less than ten (10) business days prior to the start of commercial production) to allow adequate time for NBAP, in its sole discretion, to approve, disapprove or comment upon such materials and for any required changes to be made. By way of example, no television or cinema advertising containing any Licensed Mark or Licensed Attribute may be used unless it has been approved in all stages (i.e., creative concept, script, storyboard, production "roughcut" and final


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




          version). Unless otherwise approved by NBAP, any NBA Photo or NBA game action footage that LICENSEE uses in connection with the Licensed Products must be obtained from NBAE and shall be subject to NBAE's prevailing search and edit charges for NBAP licensees and NBAE's cost of providing such footage. Any promotional material submitted that is not approved or disapproved in writing by NBAP within ten (10) days of its receipt by NBAP shall be deemed approved by NBAP. In the event of a disapproval, NBAP shall set forth in writing the reasons therefor with reasonable specificity.

11.  DISTRIBUTION; COMPLIANCE

     (a) LICENSEE shall use commercially reasonable efforts to distribute and sell, within and throughout the Territory, the Licensed Products in such manner as may be required to meet competition by reputable manufacturers of similar articles. LICENSEE shall make and maintain adequate arrangements for the distribution and timely delivery of Licensed Products to retailers within and throughout the Territory. In the event NBAP advises a particular LICENSEE that a special promotional effort is to take place in an individual store or chain in a region in which it has distribution rights, such LICENSEE shall use commercially reasonable efforts to sell its Licensed Products to said store or chain. In addition, each LICENSEE shall give the Licensed Products wide distribution and shall not, in accordance with the selling practices set forth in this Agreement, refrain for any reason from selling Licensed Products to any retail outlet within its Territory that may desire to purchase Licensed Products and whose credit rating, marketing image and past experience with LICENSEE, if any, warrants such sale.

     (b) If a LICENSEE desires to have a third party manufacture any Licensed Product, such LICENSEE must first notify NBAP of the name and address of such third party and of the Licensed Product LICENSEE desires such third party to manufacture. Attached as Schedule B is a true and complete list of all third party manufacturers currently authorized by NBAP. NBAP shall have the right, in its sole discretion, to withhold approval for such third party manufacture. If NBAP grants approval for such third party manufacture, it may grant such approval pursuant to an agreement (on a form supplied by NBAP) to be entered into prior to such manufacture among NBAP, such LICENSEE and such manufacturer which will, among other things, require that the third party manufacturer be subject to all of the terms and conditions of this Agreement. If NBAP does not require the third party to enter into a separate agreement, the LICENSEE must provide NBAP with a copy of its agreement with the third party, which agreement must provide that it is subject to this Agreement. If any of LICENSEE's authorized manufacturers uses the Licensed Marks for any unauthorized purpose, LICENSEE shall cooperate fully with NBAP in stopping such unauthorized use. Any change by a LICENSEE from a third party manufacture previously approved by NBAP shall require approval in accordance with this Paragraph.

     (c) LICENSEE understands and acknowledges the meanings of "Counterfeit Goods," "Diverted Goods" and "Parallel Goods" as set forth in Paragraph 1 above and LICENSEE shall not authorize or knowingly permit the creation of any such goods by its employees, agents, representatives or any others operating under its direction, supervision or control and involving the NBA Marks. LICENSEE shall stamp on all invoices, and shall require its own affiliated distributor to stamp on its invoices, a prominent legend that states that the Licensed Products are allowed to be sold only within the Territory. In the event NBAP has good cause to believe that any of LICENSEE's authorized distributors, agents and customers are not observing territorial limits, LICENSEE shall, at the request of NBAP, inquire as to whether such party or parties are observing territorial limits and shall report in writing to NBAP the results of such inquiries. LICENSEE shall notify NBAP of all orders from, or on behalf of, a customer who LICENSEE knows is located outside the Territory or has good cause to believe intends to resell the Licensed Products outside the Territory, If LICENSEE sells Licensed Product outside the Territory, or to a customer that it knows to be reselling the Licensed Product outside the Territory, LICENSEE shall pay all NBAP's costs and expenses, including attorney's fees, required to remove such goods from the marketplace. Such right of reimbursement shall be in addition to, and not in lieu of, such other rights and relief (including injunctive relief as may be available to NBAP.


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




     (d) In the event any LICENSEE sells or distributes other sports-related licensed merchandise of a similar grade or quality as the Licensed Products, but which do not bear any of the Licensed Marks, it will not discriminate, in a manner which adversely impacts the Licensed Products, in the granting of commissions and discounts to salesmen, dealers and distributors between the Licensed Products and the licensed products of any third party. A LICENSEE may not package its Licensed Products in combination with other of its products, whether similar or different, without the prior written approval of NBAP which shall not be unreasonably withheld. In the event a LICENSEE has employed selling or reporting methods which circumvent or reduce the royalty or other payment or reporting obligations contained in this Agreement, NBAP may, in addition to any other rights and remedies it may have, at its option and upon fifteen (15) days' prior written notice, adjust the minimum royalty per unit so that LICENSEE's payment or reporting obligations are the same as if such practice had not been employed.

     (e) Each LICENSEE shall at all times conduct all aspects of its business in a fair and reasonable manner and in compliance with all shipment tracking, identification and anti-counterfeiting systems and labels that NBAP may establish from time-to-time and all applicable laws, government rules and regulations, court and administrative decrees and the highest standard of business ethics then prevailing in the industry.

     (f) It shall be the sole responsibility of each LICENSEE, at its sole expense, to obtain all approvals (including, but not limited to, approvals of advertising materials) of all governmental authorities which may be necessary in connection with such LICENSEE's performance under this Agreement.

12.  RECORDS; AUDITS

     LICENSEE shall keep accurate books of account and records covering all transactions relating to the license granted in this Agreement (including, but not limited to, sales of Licensed Products, purchases and uses of NBA hologram stickers and compliance with shipment tracking, identification and anti- counterfeiting systems and labels that NBAP may establish from time to time). NBAP and its authorized representatives shall have the right no more than once per year without good cause, at all reasonable hours of the business day and upon ten (10) days' notice, to examine and audit such books of account and records and all other documents and materials in LICENSEE's possession or under its control (including records of LICENSEE's parents, subsidiaries, affiliates and third parties, if they are directly involved in activities which relate to this Agreement) relating to this Agreement. NBAP shall have free and full access for such purposes and for the purpose of making extracts and copies. All such information shall be kept confidential in accordance with Paragraph 22(g) hereof. Should an audit by NBAP establish a deficiency between the amount found to be due NBAP and the amount LICENSEE actually paid or reported, the LICENSEE shall pay the amount of such deficiency, plus interest at the then current prime rate (as announced by Chemical Bank, New York branch) from the date such amount should have been paid until the date of payment. Should such audit establish a deficiency of more than five percent (5%) and greater than five thousand dollars ($5,000) LICENSEE shall also pay for the reasonable cost of the audit. LICENSEE shall pay such amount within thirty (30) days. All such books of account and records shall be kept available for at least two (2) years after the expiration or termination of this Agreement, or three (3) years after the end of the Contract Year to which they relate, whichever is earlier. In order to facilitate inspection of its books and records, LICENSEE shall designate a symbol or number which will be used exclusively in connection with the Licensed Products on which royalty payments are payable and shall maintain for inspection as provided in this Agreement duplicates of all billings to customers with respect to Licensed Products. LICENSEE shall, within ten
     (10) business days of NBAP's request (which shall not be made more than four (4) times per Contract Year), furnish NBAP with a list of LICENSEE's top twenty-five (25) retail accounts for Licensed Products (on a country by country basis) and their monthly purchases of Licensed Products (broken down by unit sales and in dollar volume by retailer). LICENSEE shall, promptly upon execution thereof, supply NBAP with true and complete copies of any agreement it enters into with any Member Team or any NBA player. In addition, LICENSEE shall, on a quarterly basis during the Term, provide NBAP with copies of either (i) financial information furnish to the United States Securities and Exchange Commission or (ii) with all financial statements and other financial information prepared by LICENSE E


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




     for distribution to its banks or other financial lending institutions to whom it reports regularly. Such information, to the extent not publicly available, shall be kept confidential in accordance with Paragraph 22(g) hereof. At NBAP's request, LICENSEE shall reasonably cooperate with NBAP in developing an electronic data interchange or developing such other system, that will facilitate NBAP's review of LICENSEE's graphic designs for Licensed Products.

13.  EARLY TERMINATION

     Without prejudice to any other rights NBAP may have pursuant to this Agreement or otherwise, NBAP shall have the right to terminate this Agreement, or rights with respect to a particular LICENSEE where appropriate, at any time if:

     (a) LICENSEE shall fail to timely remit a royalty report and payment when due and shall fail to cure such delinquency and non-payment within thirty (30) days (ten (10) days for other non-payment defaults) of its receipt of written notice from NBAP; provided, however, that the LICENSEE shall not have the right to cure more than three (3) delinquent submissions or payment defaults.

     (b) LICENSEE or any guarantor under this Agreement shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or under any applicable law admits in writing its inability to meet its obligations when due or commit any other act of bankruptcy, institute voluntary proceedings in bankruptcy or insolvency or permit institution of such proceedings against it.

     (c) LICENSEE shall exhibit a pattern of failure to timely return original NBA Photos to NBAE in accordance with the terms of its Photo Use Form Agreement.

     (d) LICENSEE shall fail to perform or shall be in breach of any other term or condition of this Agreement; provided, however, that if such breach can be cured, termination shall take effect thirty (30) days after written notice of such breach is sent by NBAP if such breach has not been cured during such thirty (30) day period.

     (e) LICENSEE now or in the future holds a license from NBAP covering any other products or geographic area other than the Territory and such license is terminated by NBAP.

     (f) LICENSEE (i) delivers Licensed Products outside the territory covered by any retail product license agreement in effect during the Term between NBAP and LICENSEE.

     (g) LICENSEE sells to any third party that LICENSEE knows is altering or modifying the Licensed Products prior to sale to the ultimate consumer.

     In addition to NBAP's other rights and remedies, upon termination of this Agreement under this Paragraph LICENSEE shall pay NBAP (within thirty (30) days of such termination) the Minimum Guarantees for each Licensed Product and the A&P contribution through the end of the Agreement, less the royalties and portion of the A&P contribution paid to NBAP through the date of termination.

14.  DISPOSAL OF STOCK

     (a) With respect to trading card product, within seven (7) months following the initial release of each series of Licensed Product, except as otherwise approved by NBAP in writing, LICENSEE shall destroy printing plates and any such Licensed Product on hand. In the alternative, LICENSEE may sell or resell such Licensed Product with NBAP's permission, not to be unreasonably withheld. LICENSEE shall be entitled to retain for its purposes up to one hundred (100) cases of each Licensed Product each Contract Year. Any Licensed Product returned after seven (7) months of its initial ship date shall be destroyed within ninety (90) days of receipt by LICENSEE. In the alternative, LICENSEE may sell or resell such Licensed Product with NBAP's permission, not to be unreasonably withheld. Upon request, LICENSEE shall provide NBAP with evidence of the destruction of such product or components. Upon expiration (but not termination except with the prior approval of NBAP which shall not be unreasonably withheld if such termination is unrelated to LICENSEE's breach of Paragraphs 3,7,9 or 11 (c) above), any Licensed Product on hand at the end of the sell-off period or subsequently returned to LICENSEE (or unfinished components of Licensed Products) shall be destroyed by LICENSEE at its cost, no later than thirty (30) days thereafter.

     (b) With respect to stickers, sixty (60) days before the expiration of this Agreement and ten (10) days after any termination under Paragraphs 9 or 13, Panini will furnish to NBAP a certificate showing the number and description of Licensed Products on hand or in process of manufacture. After expiration or termination of this Agreement, Panini shall have no further right to manufacture, authorize any third party to manufacture, advertise, distribute, sell, promote or otherwise deal in any Licensed Products or use the Licensed Marks or Licensed Attributes except as provided below. For a period of ninety
          (90) days following the expiration (but not after termination except with the prior approval of NBAP which shall not be unreasonably withheld if such termination is unrelated to LICENSEE's breach of Paragraphs 3,7,9 or 11(c) above) of this Agreement, Panini may sell-off and deliver completed Licensed Products which are on hand at the time of such expiration (the "Sell-Off Period"); provided, however that (i) the total number of units of each Licensed Product sold during the Sell-Off Period may not be greater than one hundred ten percent (110%) of the total number of units of such Licensed Product on hand on the same date the preceding Contract Year, (ii) such Licensed Products may only be sold in accordance with this Agreement and in the normal course of business and at regular selling prices, (iii) all payments then due are first made to NBAP and (iv) statements and payments with respect to the Sell-Off Period are made in accordance with this Agreement NBAP shall have the option to conduct physical inventories before the expiration of this Agreement until the end of the Sell-Off Period in order to verify such inventory and/or statements. If Panini refuses to permit such physical inventory, Panini shall forfeit its right to dispose of its inventory. After such Sell-Off Period, all inventory on hand or in process (including all promotional and packaging materials) will be destroyed.

15.  EQUITABLE RELIEF

     LICENSEE acknowledges that NBAP is entering into this Agreement not only in consideration of the royalties to be paid, but also for the promotional value and intrinsic benefit resulting from the manufacture, advertisement distribution, sale and promotion of the Licensed Products by LICENSEE in the Territory. LICENSEE acknowledges that the Licensed Marks and Player Attributes possess a special, unique and extraordinary character which makes difficult the assessment of the monetary damage which NBAP would sustain as a result of the unauthorized use thereof. LICENSEE further acknowledges that the unauthorized use of the Licensed Marks or Licensed Attributes having a material adverse effect on the NBA Marks or Player Attributes, will, in either case, cause immediate and irreparable damage to NBAP for which NBAP would not have an adequate remedy at law. Therefore, LICENSEE agrees that, in the event of a breach of this Agreement by LICENSEE, in addition to such other legal and equitable rights and remedies as shall be available to NBAP, NBAP shall be entitled to seek injunctive and other equitable relief, without the necessity of proving special damages or furnishing a bond or other security unless so ordered by the Court.

16.  NOTICES

     All notices and statements to be given and all payments to be made under this Agreement shall be given or made at the respective address of the parties as set forth above, unless notification of a change of address is given in writing. Any notice of breach or default must be in writing and sent by facsimile or express delivery properly addressed. Any written notice shall be deemed to have been given at the time it is confirmed received, if sent by facsimile, or next business day if sent by express delivery.

17.  NO JOINT VENTURE

     Nothing in this Agreement shall be construed to place the parties in the relationship of partners or joint venturers. Neither party shall have the power to obligate or bind the other to a third party in any manner whatsoever.

18.  ARBITRATION OF CERTAIN MATTERS

     Any dispute or disagreement between the parties relating solely to the amount of royalty payments owing under this Agreement shall be settled by arbitration in New York City under the rules then in effect of the American Arbitration Association. Judgment upon the award may be entered in any court having jurisdiction. No other dispute or disagreement between the parties (including any claim by NBAP that LICENSEE is using the Licensed Marks in a manner not authorized by this Agreement or is otherwise in breach of this Agreement) shall be settled by arbitration. All decisions by NBAP relating to disapproval of any Licensed Product or advertising, promotion or display material shall be final and binding on LICENSEE and shall not be subject to review in any proceeding except in the event LICENSEE claims that NBAP has used the approval process to frustrate the purpose of this Agreement.

19.  USE OF PLAYERS

     (a) LICENSEE acknowledges that this Agreement does not grant to LICENSEE any licenses or rights with respect to the use of Player Attributes except on Licensed Product as expressly provided herein and in advertising and promotional materials specifically approved by NBAP. The license granted under this Agreement does not include, and shall not be used to imply, a testimonial or endorsement of any Licensed Products by any NBA player. LICENSEE shall not use Player Attributes in any manner that is a testimonial or endorsement without first obtaining written authorization from the subject player(s) ("Endorsement Rights"). LICENSEE shall not enter into any agreement with any NBA player which would require that player to wear any LICENSEE- identified item in or at any NBA game, competition or event (either courtside or in any locker room).

     (b) LICENSEE may enter into an "exclusive" Endorsement Rights agreement with a current NBA player but acknowledges that, notwithstanding any such exclusivity, under the group license agreement between NBAP and the National Basketball Players Association (the "Group License"), such player has no right to "opt-out" with respect to the trading card category. Accordingly, LICENSEE further acknowledges that NBAP shall continue to license to other trading card manufacturers the right to use the Licensed Attributes of such player. Notwithstanding the foregoing, NBAP shall not permit any other trading card manufacturer to use the Licensed Attributes of any player for whom LICENSEE has secured Endorsement Rights in any manner that is a testimonial or endorsement of such other manufacturers product (e.g., use with greater prominence than other players depicted in the materials submitted to NBAP for approval). In the event a new Group License is entered into during the Term and the non opt-out categories therein are expanded to include additional products that are licensed under this Agreement (i.e., stickers), such products shall be treated under this Agreement consistent with the principles of this Paragraph.

     (c) In the event any current NBA player retires or becomes inactive, or enters into an exclusive license agreement with respect to an "opt-out" category of products (e.g., stickers) that conflicts with the rights granted hereunder, upon receipt of written notice from NBAP that such a player has become inactive, or entered into a conflicting exclusive license agreement, LICENSEE shall cease and/or cause to cease the use of such players Licensed Attributes in the manufacture, distribution, advertisement, promotion and sale of any applicable Licensed Product within seventy (70) days of receipt of NBAP's notice, said seventy (70) day period being commensurate with the sell-off period provided in the Group License. In the event that a new Group License is entered into during the Term and the sell-off period therein is extended beyond seventy (70) days with respect to any product category covered by this Agreement, NBAP agrees that the sell-off period in this Paragraph 19(c) shall be similarly extended.

20.  WARRANTIES

     Each party represents and warrants that it has the right and authority to enter into and perform this Agreement and NBAP represents and warrants that it has the right to grant the rights to use the Licensed Marks and Licensed Attributes. LICENSEE represents and warrants that all advertising and promotional materials shall comply with all applicable laws, regulations and standards. NBAP's approval of such materials will not imply a representation or belief that NBAP believes such materials are sufficient to meet applicable laws, regulations and standards, nor shall it imply that NBAP agrees with or supports any claims mace by LICENSEE in any advertising materials relating to the Licensed Products. LICENSEE further represents and warrants that all advertising and promotional materials and all graphics used on Licensed Products (other than materials or properties supplied by NBAP) will not violate the intellectual property rights of any third party.

21.  SEVERABILITY

     In the event any provision of this Agreement is found to be void, invalid or unenforceable as a result of any judicial or administrative proceeding or decree, this Agreement shall be construed or enforced as if such provision were not contained in this Agreement.

22.  [CONFIDENTIAL TREATMENT REQUESTED]

     (a)  If (x) as a result of the [CONFIDENTIAL TREATMENT REQUESTED].

          (i) LICENSEE's aggregate minimum royalties shall be [CONFIDENTIAL TREATMENT REQUESTED] of the minimum royalty for such Contract Year [CONFIDENTIAL TREATMENT REQUESTED] with respect to the 1st Contract Year); and

          (ii) LICENSEE shall be [CONFIDENTIAL TREATMENT REQUESTED] of the minimum royalty for such Contract Year, whereupon LICENSEE shall [CONFIDENTIAL TREATMENT REQUESTED] made thereafter in accordance with this Agreement [CONFIDENTIAL TREATMENT REQUESTED].


     (b)  If (x) [CONFIDENTIAL TREATMENT REQUESTED].

     (c) With respect to any Contract Year in which [CONFIDENTIAL TREATMENT REQUESTED].

     (d)  If Paragraph 23(a) [CONFIDENTIAL TREATMENT REQUESTED].

23.  MISCELLANEOUS

     (a) [CONFIDENTIAL TREATMENT REQUESTED]: In the event of a [CONFIDENTIAL TREATMENT REQUESTED].

     (b) Force Majeure: If in any country or region outside of North America, either LICENSEE or NBAP shall have been prevented in whole, or in part from performing its obligations under this Agreement as a result of war, insurrection, national emergency, restrictions imposed by law, or "acts of God" (a "Force Majeure"), then the performance of such party disabled by said Force Majeure shall be suspended for the duration of the Force Majeure or resultant period of disability (the "Disability Period"); and provided that the disabled party shall resume its affected performance as soon as possible after the disability has been removed. However, if such Force Majeure prevents performance for a period in excess of ninety (90) days, either party may terminate this Agreement with respect to the country or region affected by the Force Majeure upon thirty (30) days' written notice served upon the other party not later than ten (10) days after the elapse of the 90-day Disability Period. In the event of a termination pursuant to this Paragraph 23(b), NBAP and LICENSEE shall in good faith confer with each other to negotiate with respect to an equitable adjustment to LICENSEE's obligations hereunder, including an appropriate adjustment in Minimum Guarantees and/or A&P Minimums with respect to the affected country or region, or other appropriate adjustments to the Agreement. If NBAP and LICENSEE are unable to agree on the equitable adjustment, then the parties shall proceed in accordance with the process set forth in sub-paragraph 23(a) above.

     (c) Assignment: This Agreement and any rights granted under this Agreement are personal to LICENSEE and shall not be assigned, sublicensed, subcontracted or encumbered, directly or indirectly, by law or by contract, without NBAP's prior written consent (which shall not be unreasonably withheld with respect to an affiliate or related company of LICENSEE which is in the youth entertainment business), which consent may, in NBAP's sole discretion, (i) be contingent upon a fee payable by LICENSEE or the transferee (except with respect to an affiliated or related company of LICENSEE), the amount of which shall be determined by NBAP in its sole discretion, and/or (ii) impose other terms and conditions upon the assignment, sublicense or transfer (except with respect to an affiliated or related company directly or indirectly wholly- owned by LICENSEE). Any transfer of a controlling interest in LICENSEE or in any party which currently controls LICENSEE, directly or indirectly, shall be deemed an assignment prohibited by the preceding sentence. Any nonconsensual assignment, sublicense, subcontract or encumbrance of this Agreement by LICENSEE shall be invalid and of no force or effect. Upon any such nonconsensual assignment, sublicense or encumbrance, this Agreement shall terminate, all payment obligations of LICENSEE hereunder shall be accelerated and immediately due and payable, and all rights granted under this Agreement shall immediately revert to NBAP. NBAP acknowledges that, as of the date hereof, it has received consideration from Marvel for the right to assume SkyBox's rights under its existing license agreement with NBAP, in connection with Marvel's acquisition of SkyBox.

     (d) Waiver. None of the provisions of this Agreement can be waived or modified except expressly by a writing signed by both parties. There are no representations, promises, agreements, warranties, covenants or undertakings by either party other than those contained in this Agreement. No failure on the part of NBAP to exercise any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any right preclude any other or further exercise or the exercise of any other rights.

     (e) Survival: No expiration or termination of this Agreement shall relieve LICENSEE of its obligation to pay NBAP any amounts due to NBAP at the time of termination, regardless of whether these amounts are then or thereafter payable. The provisions of Paragraphs 12 and 23(g) shall survive the expiration or termination of this Agreement.

     (f) Governing Law and Jurisdiction: This Agreement shall be construed in accordance with the laws of the State of New York, USA, without regard to its principles of conflicts of laws. Any claim arising under this Agreement (except as provided under Paragraph 18) shall be prosecuted in a federal or state court of competent jurisdiction located within the City of New York, USA and LICENSEE consents to the jurisdiction of such court and to the service of process by mail.

     (g) Confidentiality: Neither party shall (nor shall they permit or cause their employees or agents to) divulge, disseminate or publicize information relating to this Agreement or the financial or other terms of this Agreement (including any information on the specifications or methods of reproduction of the Licensed Marks) or information exchanged between the parties hereunder to any third party (other than their respective attorneys or accountants or the NBA Board of Governors), except as may be required by law or to fulfill the terms of this Agreement

     (h) Construction: This Agreement has been executed in a text using the English language, which text shall be controlling. This Agreement, together with any exhibits or attachments, constitutes the entire agreement and understanding between the parties and cancels, terminates and supersedes any prior agreement or understanding relating to the subject matter of this Agreement between LICENSEE and the NBA, any Member Team, NBAP or NBAE. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. This Agreement shall not be binding on NBAP until signed on its behalf by its President or Senior Vice President, Business Affairs.

                                     # # #

                                   SCHEDULE A

                        NORTH AMERICA NBA MEDIA & EVENTS

SkyBox Brands                         1995-96             1996-97                1997-98              1998-99
-------------                         -------             -------                -------              -------
NBA Media                           [CONFIDENTIAL TREATMENT REQUESTED]

Youth Educational
Programs

All-Star
Jam Session

Team Card
Sheet Prog.

Broadcast Dinner

Additional  Programs*
  "TBD"


Fleer Brands
-------------

NBA Media

All-Star
Jam Session

Jam Session
US Tour

Additional Programs*
  "TBD"



* The money to be expended with respect to Additional Programs and dollars in excess of LICENSEE's annual minimum expenditure may be cross-collateralized between Fleer and SkyBox and spent on spokesmen fees paid to current NBA players, collateral material or other advertising or promotional activities directly related to LICENSEE's NBA card business. NBA product may also be represented in a multi-league retail promotion (i.e., MLB, NBA, NFL and/or NHL), subject to NBAP's prior approval in each instance, and the NBA pro rata expenditure credited against LICENSEE's Additional Program obligation. On a quarterly basis, LICENSEE shall furnish NBAP with a written statement that sets forth the amount expended (and describing the activity) on the foregoing activities for the preceding quarter.